UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

Worthy Community Bonds, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:	024-11279

Florida	85-1714241
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Boca Commerce Center 551 NW 77 Street Suite 212 Boca Raton, FL	33487
(Address of principal executive office)	(Zip Code)

(561) 288-8467

(Registrant’s telephone number, including area code)

Worthy Community Bonds

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should thoroughly read this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

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Item 1.	Business.

Overview

Worthy Community Bonds, Inc., (the “Company,” “we,” “us,” “our,” or “ours”) was incorporated under the laws of the State of Florida on June 30, 2020. Our wholly owned subsidiary Worthy Lending III, LLC (“Worthy Lending III”) was organized as a limited liability company in Delaware on June 22, 2020. We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”) which owns a fintech platform and mobile app (the “Worthy App”) and also owns its proprietary website (collectively the “Worthy Fintech Platform”). On June 30, 2020, we issued 100 shares of our $0.001 per share par value common stock to WFI in exchange for $5,000. WFI is the sole shareholder of the Company’s common stock.

On September 29, 2020, the Company commenced a public offering pursuant to Regulation A (the “Offering”) of $50 million aggregate principal amount of Worthy Community Bonds (the “Worthy Community Bonds”) under the Company’s qualified Offering Statement (File No. 024-11279). On February 26, 2021, the Company completed the Offering. From September 29, 2020 through February 26, 2021, the Company sold approximately $50 million aggregate principal amount of Worthy Community Bonds to 18,914 investors in the Offering.

Our principal executive offices are located at One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, Florida 33487, and our telephone number is (561) 288-8467. Our fiscal year end is December 31st. The information which appears on our websites, or is accessible through our websites, at www.worthybonds.com and www.joinworthy.com are not part of, and is not incorporated by reference into, this Annual Report on Form 1-K.

Our business model was centered around providing loans primarily for small businesses, including (i) loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, (ii) purchase order financing and real estate.

For the year ended December 31, 2024, the Company generated net losses and had cash used in operations of approximately $1,751,000 and $1,590,000, respectively. At December 31, 2024 we had a shareholder’s deficit and accumulated deficit of approximately $11,743,000 and $11,843,000, respectively, and total liabilities exceeded total assets by approximately $11,743,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company has been incurring losses since 2020. The Company continues to evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in the third quarter of 2020, the Company’s loans receivable and investments began to generate significant revenue. Cash on hand was approximately $655,000 at December 31, 2024. This cash was obtained through the sale of our Worthy Bonds and the collection of interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

History and Recent Developments – The Worthy Group of Companies

We are a wholly owned subsidiary of WFI. WFI was organized in 2016 to create a “Worthy Community” in an effort to help members achieve financial wellness. WFI was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and to develop the Worthy Fintech Platform. WFI’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. At the same time there is a rapidly growing trend – crowdfunding fintech investing.

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WFI formed Worthy Peer Capital, Inc. (“Worthy Peer I”) in 2016. Following the qualification by the SEC of its offering statement on Form 1-A under SEC File No. 024-10766, in January 2018 Worthy Peer I began offering its Worthy Bonds in a Regulation A exempt offering. Following the qualification, from January 2018 through March 17, 2020, Worthy Peer I sold approximately $50,000,000 aggregate principal amount of renewable bonds to 12,285 investors.

In March 2018, WFI launched the Fintech Platform and Worthy App, a free mobile app which provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Worthy Bond.

In August 2018, Worthy Peer I formed Worthy Lending, LLC, a Delaware limited liability company, or “Worthy Lending I,” as a wholly owned subsidiary. Worthy Lending I provides loan and investment origination and processing services for Worthy Peer I. In September 2018 Worthy Peer I began deploying the capital it had raised through sales of its Worthy Bonds in accordance with its business model. On March 17, 2020, Worthy Peer I completed the offering. From January 2018 through March 17, 2020, Worthy Peer I sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors.

In October 2019, WFI began an internal reorganization to more efficiently utilize personnel at both WFI and Worthy Peer I, including Worthy Lending I. Under this structure, Worthy Management, Inc., or “Worthy Management,” a wholly owned subsidiary of WFI, organized in October 2019, provides certain management services to us which are described in detail elsewhere in this Annual Report on Form 1-K.

In October 2019, WFI formed Worthy Peer Capital II, Inc. (“Worthy Peer II”) and its wholly-owned subsidiary Worthy Lending II, LLC (“Worthy Lending II”). Following the qualification by the SEC of Worthy Peer II’s offering statement on Form 1-A under SEC File No. 024-11150, from March 17, 2020 through October 1, 2020, Worthy Peer II sold approximately $50 million aggregate principal amount of Worthy II Bonds to 17,823 investors.

In March 2020, Worthy Peer II commenced a public offering pursuant to Regulation A of $50,000,000 aggregate principal amount of renewable bonds under a qualified Offering Statement (File No. 024-11150). Worthy Peer II began deploying the capital it had raised through sales of its renewable bonds in accordance with its business model. On October 1, 2020, Worthy Peer II completed its offering. From March 17, 2020 through October 1, 2020, Worthy Peer II sold approximately $50,000,000 aggregate principal amount of renewable worthy bonds to 17,823 investors.

In June 2020, WFI formed Worthy Community Bonds, Inc. and its wholly-owned subsidiary Worthy Lending III.

On June 30, 2020 we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

On September 29, 2020, the Company commenced the Offering of $50,000,000 aggregate principal amount of Worthy Community Bonds and completed the Offering on February 26, 2021, selling approximately $50,000,000 aggregate principal amount to18, 914 investors.

On April 9, 2021, WFI formed Worthy Property Bonds, Inc. (“Worthy Property”) and its wholly-owned subsidiary Worthy Lending V, LLC (“Worthy Lending V”). On June 23, 2021, Worthy Property filed an Offering Statement on Form 1-A (File No. 024-11563), as amended, as amended by Amendment No. 1 filed on August 26, 2021, Amendment No. 2 filed on October 21, 2021, Amendment No. 3 filed on December 17, 2021, and Amendment No. 4 filed on February 28, 2022 with the SEC for a public offering pursuant to Regulation A of up to (i) $74,880,000 of its bonds for cash and (ii) $120,000 of its bonds as rewards. On October 31, 2022, WPB completed the offering and sold approximately $75 million aggregate principal amount of bonds as of December 31 , 2024.

In February of 2023, WFI formed Worthy Property Bonds 2, Inc. (WPB 2) and its wholly-owned subsidiary Worthy Lending VI, LLC. WPB 2 filed an Offering Statement on Form 1-A under SEC File No. 024-12206 on April 3, 2023. On June 21, 2023, WPB 2 completed the offering and sold approximately $30 million aggregate principal amount of bonds as of December 31, 2024.

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Organizational Structure

The following reflects the current organization structure of the Worthy Companies:

THE WORTHY COMPANIES

(1)	Worthy Financial, Inc. owns 100% of the issued and outstanding capital stock of Worthy Management, Inc., Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc. Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc.
(2)	Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc ., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. are each a party to a management services agreement with Worthy Management, Inc.
(3)	Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. own 100% of the issued and outstanding membership interests of Worthy Lending, LLC, Worthy Lending II, LLC, Worthy Lending III, LLC, Worthy Lending V, LLC and Worthy Lending VI, LLC, respectively.

Our Business Model

We implemented our business model through our wholly owned subsidiary Worthy Lending III. Our business model was centered around providing loans primarily for small businesses including loans to manufacturers, wholesalers, and retailers primarily secured by inventory, accounts receivable and/or equipment, purchase order financing and real estate.

We began deploying the funds raised in our Offering in accordance with our business model including making loans to growing companies who provide collateral such as inventory and accounts receivable to secure the funds.

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The Worthy Community Bonds sold in the Offering:

●	were priced at $10.00 each;
●	represent a full and unconditional obligation of our Company;
●	bear interest at 5% per annum, 5.5% effective April 1, 2023 and 7% effective November 2023 through January 2026. For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Worthy accounts;
●	are subject to repayment at any time at the demand of the holder;
●	are subject to redemption by us at any time;
●	are not payment dependent on any underlying small business or other loan; and
●	are unsecured.

For the year ended December 31, 2024, the Company generated revenues of $14,767, primarily from interest earned on loans receivable.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the year ended December 31, 2024.

Worthy Fintech Platform

WFI has developed technology solutions, including the Worthy App and the Worthy Website, which facilitated the purchase of Worthy Community Bonds in the Offering and provides information on accounts of the Worthy Bond investors. We refer to these as the “Worthy Fintech Platform.” We paid a license fee to WFI in the amount of $10 per active user per year; and agreed that such amount would be subject to periodic review and modification. The term “active user” means an individual or entity that has registered on the Worthy Fintech Platform (provided name and email) and renewed or purchased at least one bond. In September of 2021 the Company amended the agreement, to change the payment terms to $4 per registered user per year.

Worthy App

The Worthy App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Worthy App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Worthy App users download the application and simply link their bank account to the App. If engaging in the round-up feature, they connect their debit card or credit card to the App. Every time the user shops or completes any checking account transaction, the App automatically rounds up their purchase to the next dollar, tracks the spare change and during the Offering permitted the user to use it to invest in our Worthy Community Bonds. The user’s bank accounts are monitored, and the money is transferred via ACH once the round up amounts reach $10.00.

Users can also make one time or recurring purchases of bonds.

Worthy Website

The Worthy Website offers users the following features:

●	Available online directly from us. Prior to the completion of the Offering, users could purchase Worthy Community Bonds directly from us through the Worthy Website;
●	No purchase fees charged. We did not charge purchasers any commission or fees to purchase Worthy Community Bonds through the Worthy Website in the Offering;
●	Invest as little as $10. Investors were able to build ownership in Worthy Community Bonds over time by making purchases as low as $10 in the Offering prior to its completion;
●	Flexible, secure payment options. Prior to the completion of the Offering, users could purchase Worthy Community Bonds electronically or by wire transfer; and
●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

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Operations – Management Services Agreement with Worthy Management

On June 30, 2020 we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. This operational restructure was undertaken as a cost-sharing effort to more efficiently utilize personnel throughout the Worthy group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by Worthy Management.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, which are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management.

Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. This monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

There will be no management service or other fees under the Management Services Agreement.

The initial term of the Management Services Agreement continued until December 31, 2024 and automatically renews for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

The Company has a receivable from Worthy Management of $53,132 and $63,077 at December 31, 2024 and 2023, respectively. The Company has a payable of $29,057 and $29,101 to Worthy Financial at December 31, 2024 and 2023, respectively.

License Fee

On July 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. In September of 2021 the Company amended the agreement, including making it a written agreement. The amendment changes the payment terms to $4 per registered user per year. The license fees paid by the Company to WFI are not used to offset the reimbursements under the Management Services Agreement.

Our Business

Under our business model, we generated revenue in multiple ways: through fees charged to borrowers, interest generated from each loan that we make and interest and dividends from investments.

Our Loan and Investment Portfolio

Loans Receivable

Commencing in October of 2020, the Company, through its wholly owned subsidiary WL III, began loaning funds directly to borrowers and through originators, with small business borrowers based in the United States. The loans pay interest at varying rates, typically at approximately 10% annually. The term of the loans generally range six months to two years, with no prepayment penalty and generally pay interest only, until maturity when the principal is due. The loans are secured by the assets of the borrowers. These loans were funded by our bond sales.

The Company entered into an amendment and forbearance agreement with one of its borrowers, as of December 31, 2021. This borrower’s loan balance was $4,200,952 and the allowance on this loan was $4,200,952 at December 31, 2023. The amendment and forbearance agreement provides for the Company to not declare an event of default, as the borrower missed payments, prior to the amended agreement. The agreement also provides that the Company receives principal pay downs of approximately $29,000 per week, on a scheduled basis, that we receive interest payments that we were originally entitled to and we will also receive penalty interest at the end of the term of the agreement. As of December 31, 2021 the borrower was in compliance with the terms of this amendment and forbearance agreement, including being current on all weekly principal payments. As of December 31, 2024, the borrower is not in compliance with the terms of the amendment and forbearance agreement and the Company is in litigation with this borrower. In November of 2022, the Company filed for action pursuant to confession of judgement of the guarantor. In December of 2022, the Company filed a proof of claim pursuant to Chapter 7 bankruptcy filed by the borrower. The Company has accounted for this loan as past due at December 31, 2024 and 2023. As of December 31, 2024, the litigation is ongoing.

Mortgage Loans Held for Investment

Commencing in October of 2020, the Company began investing in mortgage loans. Each loan is secured by a mortgage in the real estate, which is located in the state of Florida. Each loan has a maturity date of 1, 2 or 3 years and mature between April of 2023 and September of 2023. These loans pay interest at rates between 8.5% and 10%, annually and are serviced by an outside, unrelated party. Although there were a few loans that were past the maturity dates as of December 31, 2023, they were not considered past due or on non-accrual status for the loan reserve analysis, as they had been making regular interest payments.

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A summary of the Company’s loan portfolio as of December 31, 2024, disaggregated by class of financing receivable, are as follows:

	Purchase Order / Trade Financing Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total

Outstanding December 31, 2024

Loans	$4,200,952	$4,200,952

Allowance for loan losses	$(4,200,952)	$(4,200,952)

Total Loans, net	$-	$-

Percentage of total outstanding loans receivable	100%

Percentage of total outstanding Mortgage loans receivable	N/A

A summary of the Company’s loan portfolio as of December 31, 2023, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Purchase Order / Trade Financing Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding December 31, 2023

Loans	$-	$4,200,952	$4,200,952	$1,090,000

Allowance for loan losses	$-	$(4,200,952)	$(4,200,952)	$(15,800)

Total Loans, net	$-	$-	$-	$1,074,200

Percentage of total outstanding loans receivable	-	100%		N/A

Percentage of total outstanding Mortgage loans receivable	N/A	N/A		100%

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The Company maintains a portfolio of investments on its consolidated balance sheet as investment securities held at fair value and investment securities held at amortized cost. Fair value for investment securities includes gross unrealized gains, gross unrealized losses, and accrued interest. The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and government securities are intended to mitigate risk and minimize potential risk of principal loss.

Our lending product is asset-based loans secured by all assets of the borrower including inventory and accounts receivable. On occasion, a loan may be made based on purchase orders issued to our borrower by known customers purchasing products that they have purchased before.

Our loan origination process includes inquires generated from our website, worthylending.com; professional business or advisor intermediaries; and introduction to loan opportunities by other asset-based lending organizations.

Upon introduction of an asset-based loan opportunity, our underwriting department reviews and considers the business and financial condition of the proposed borrower based on material submitted to us pursuant to our document request list. Our underwriting criteria include an analysis of the borrower’s business and financial condition as well as the net orderly liquidation value of the collateral. Our underwriting process includes analysis of third-party appraisals of the net orderly liquidation value of collateral, third party review of the borrower’s books and records and our review and analysis of the borrower’s business and financial history and current performance. We conduct credit and background checks on the borrowers and its principals and credit checks on individual guarantors. After completion of the underwriting department review of the loan file, the underwriting department makes a recommendation to our Loan Commitment Committee for approval prior to any commitment to the borrower or referring lender. Our commitment committee also determines whether the loan qualifies under the Investment Company Act exemptions.

In connection with invitations to provide funds to a loan originator we review the entire file of the loan originator and request any additional information or material that we deem appropriate to supplement the originators file. We discuss the opportunity in depth with the referring lenders underwriters prior to making a commitment. Following our commitment, we receive monthly updates on borrowers’ business and financial condition status of collateral, borrowing base analyses and projected business. We discuss each loan with the referring lender each month.

Our underwriting staff has more than 30 combined years of experience in lending including underwriting, servicing business management, and corporate finance.

We have a loan servicing manager who bills each borrower monthly and is in ongoing dialogue with each borrower. We also have a portfolio manager who works with each borrower in structuring and monitoring collections.

Collateral management includes ongoing review of collateral value and periodic updated appraisal of collateral net orderly liquidation value.

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Marketing and Strategy

Our Worthy Community Bonds were marketed through our website, on-line information sources, social networks and other marketing partner sources of introduction and referral.

Executive Offices

Worthy Management provides office space to us under the terms of the Management Services Agreement described above. As described therein, we reimburse Worthy Management for our portion of the total office expenses associated with this office space.

On August 1, 2019 Worthy Peer Capital, Inc. commenced a 5-year lease for its corporate headquarters located in Boca Raton, Florida. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%. On September 1, 2024 Worthy Financial, Inc. commenced an 18 month lease for its corporate headquarters located in Boca Raton, Florida. Monthly rent is $6,223 inclusive of sales tax and the lease contains an annual escalation clause of 4%. Worthy Management makes the monthly payments and allocates the cost ratable to its subsidiaries, including us.

Competition

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders.

We believe we benefit from the following competitive strengths:

We are part of the Worthy Community. The Worthy App and websites (the “Worthy FinTech Platform”) are targeted to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. The Worthy FinTech Platform provides for a savings and investing alternative for the millennials as well as potential access to other services, which may appeal to millennials, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling.

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No Public Market

Although under Regulation A the Worthy Community Bonds are not restricted, Worthy Community Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Community Bonds, and we do not intend to list Worthy Community Bonds on a national securities exchange or interdealer quotation system. You should be prepared to hold your Worthy Community Bonds as Worthy Community Bonds are expected to be highly illiquid investments.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Management Services Agreement with Worthy Management for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. Other than the litigation as plaintiff described in the business section above, we are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

On January 11, 2021, WFI received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by WFI that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, WFI and its operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. WFI is fully cooperating with the SEC’s request.

Governmental Regulation

The sale of our bonds is subject to federal securities laws. The distribution of our bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws. Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business. The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we are and could remain an “emerging growth company” until as late as October, 2026.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

The sale of our Worthy Bonds is subject to federal securities laws. The distribution of our Worthy Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes.

Our borrowers are primarily small businesses. Accordingly, our borrowers have historically been, and may in the future may remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans that we make or in which we may participate or default rates by borrowers will remain at current or expected levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

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Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business. We currently have no full time employees. However, management and staffing are presently provided by Worthy Management, Inc., a wholly owned subsidiary of our parent company.

We operate in a competitive market which may intensify, and competition may limit our ability to further implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to further implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

Risks Related to Our Company

We have a limited history and we may never become profitable.

We do not expect to be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the year ended December 31, 2024.

We have a limited history, and we may never become profitable. The Company generated net losses and had cash used in operations of approximately $1,751,000 and $1,590,000, respectively, for the year ended December 31, 2024. At December 31, 2024 we had a shareholder’s deficit and accumulated deficit of approximately $11,743,000 and $11,843,000, respectively, and total liabilities exceeded total assets by approximately $11,743,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company has been incurring losses since 2020. In response to the losses incurred since 2020, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in the third quarter of 2020, the Company’s loans receivable and investments began to generate significant revenue. Cash on hand was approximately $655,000 at December 31, 2024.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We have a limited history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market; and
●	effectively manage the growth of our business.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

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We rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries which may not be resolved in our favor.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer, Worthy Peer II, Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	Worthy Peer’s, and Worthy Peer II’s business is similar to ours and we may be competing for borrowers with them. This potential conflict of interest poses a risk that such borrowers may borrow from Worthy Peer or Worthy Peer II rather than us;

●	our executive officers and directors are also executive officers and directors of Worthy Peer, Worthy Peer II, Worthy Management, Worthy Property Bonds and Worthy Property Bonds 2, and they do not devote all of their time and efforts to our company. This potential conflict of interest poses a risk that the executive officers and directors may devote an insufficient amount of time and effort to operating our company because they are too busy devoting their time and effort to the operations of our affiliates; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Management Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our Company.

There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

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A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

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If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We will face increasing competition of affiliated and non-affiliated parties and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. If we are not able to compete effectively with our competitors, our operating results could be harmed.

The business of our affiliates, namely Worthy Peer I and Worthy Peer II, is similar to ours and we may be competing for borrowers and business opportunities with such affiliates in light of the fact that such affiliates and our Company are under the common ownership, control and management of WFI. Worthy Management, Inc. merely advances certain operating costs including salaries and rent and allocates expenses monthly among the operating affiliates under its management services agreement with them. Worthy Management, Inc. does not manage any other aspect of the other operating affiliates. There is a risk that potential borrowers and business opportunities may be allocated to our affiliates rather than us by WFI. If we are not able to compete effectively with our affiliates, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Community Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

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The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw and Alan Jacobs. Ms. Outlaw and/or Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services.

Risks Related to Being Deemed an Investment Company under the Investment Company Act

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or 3(c)(5)(B) of the Investment Company Act, which excludes from the definition of investment company “any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance, and services. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. Notwithstanding, it is possible that the staff of the SEC could disagree with any of our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or Section 3 (c)(5)(B) of the Investment Company Act, however, if the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. In the event that this occurs, the Company would have to immediately terminate this Offering. The unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

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If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or Section 3 (c)(5)(B) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Worthy Bonds under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

In the event that the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section 3(c)(5)(A) and/or Section 3 (c)(5)(B) exemption of the Investment Company Act, for any Worthy Bonds sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in this Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it, whereby the purchasers seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. We are required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, amendments and supplements, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

We are subject to the risk of fluctuating interest rates, which could harm our planned business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we will pay to the holders of Worthy Community Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations.

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Any bond rewards that were received as a result of our bond rewards program could have adverse tax consequences to the recipient.

There is some uncertainty about the appropriate treatment of the bond rewards for income purposes. Recipients may be subject to tax on the value of bond rewards. Upon receipt of a bond reward, the recipient will generally realize taxable income equal to the fair market value of the demand bonds. Participation in the bond rewards program may increase the complexity of the recipient’s tax filings and may cause then to be ineligible to file Internal Revenue Service Form 1040-EZ, if they would otherwise be eligible to file such form.

Risks Related to Worthy Community Bonds

The characteristics of the Worthy Community Bonds, including no maturity date, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Worthy Community Bonds may not be a suitable investment for everyone. The characteristics of the notes, including no maturity date, repayable at your demand, redeemable by us, interest rate, lack of collateral security or guarantee, and possible lack of liquidity, may not satisfy your investment objectives. The Worthy Community Bonds may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors.

The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders. However, in the event there are more demands for repayment to meet than our cash and cash equivalents on hand available, we may be required to (i) liquidate some of our publicly traded investments, loan portfolio, and other investments, (ii) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to us, or (iii) seek capital contributions from our parent company, WFI.

In the event that the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the bonds.

Our sister companies, Worthy Peer Capital, Inc. and Worthy Peer Capital II, Inc., have advised their respective bondholders that redemptions would be temporarily paused due to a number of domestic and global economic factors resulting in some of their borrowers being in default of their repayment obligations thereby causing illiquidity of the Worthy loan portfolios. Subsequent distributions have been made by each issuer as illiquid loans were collected. The issuers indicated that to the extent that asset liquidation does not provide sufficient funds for full bond redemption it is the intention of Worthy Financial, Inc., their parent company, to provide capital contributions to the issuers to be used for bond redemptions.

Holders of Worthy Community Bonds are exposed to the credit risk of our Company.

Worthy Community Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, holders will have an unsecured claim against us. Worthy Community Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that holders will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

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The Worthy Community Bonds are unsecured obligations.

The Worthy Community Bonds do not represent an ownership interest in any specific Worthy loans, their proceeds, or their assets. The Worthy Community Bonds are unsecured general obligations of Worthy only and not any Worthy borrower. The Worthy Community Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy Community Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Worthy Community Bonds. Therefore, as unsecured obligations, there is no security to be provided to the holders of the Worthy Community Bonds.

There is no public market for Worthy Community Bonds, and none is expected to develop.

Worthy Community Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy Community Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Community Bonds, and we do not intend to list Worthy Community Bonds on a national securities exchange or interdealer quotation system. Holders should be prepared to hold their Worthy Community Bonds as Worthy Community Bonds are expected to be highly illiquid investments.

Holders of the Worthy Community Bonds have no voting rights.

Holders of the Worthy Community Bonds have no voting rights and therefore will have no ability to control the Company. The Worthy Community Bonds do not carry any voting rights and therefore the holders of the Worthy Community Bonds will not be able to vote on any matters regarding the operation of the Company. Holders of Worthy Community Bonds will have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

There is a risk that the Worthy Website and the Worthy APP may be hacked.

There is a risk that the Worthy Website and the Worthy APP may be hacked. The Worthy Community Bonds are stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would cause an adverse effect on our business operations and will jeopardize the privacy of our users data, and can lead to us having to cease operations altogether.

The Worthy Community Bond Holders may be subject to a servicing fee upon transfer.

The Worthy Community Bonds are transferable except a servicing fee of up to 1% may be charged for the transfer of Worthy Community Bonds to third parties, which charge would only be made against accrued interest.

Because the Worthy Community Bonds have no sinking fund, insurance, or guarantee, holders could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Worthy Community Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Worthy Community Bonds. The Worthy Community Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Worthy Community Bonds, you will have to rely only on our cash flow from operations and possible funding from WFI, our parent company, for repayment of principal and interest upon your demand of repayment or upon redemption by us. If our cash flow from operations and possible funding from WFI, our parent company, are not sufficient to pay any amounts owed under the Worthy Community Bonds, then you may lose all or part of your investment.

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Purchasers of Worthy Community Bonds, unless they opted-out in accordance with the terms of the Worthy Community Bond Investor Agreement, are bound by the arbitration provisions contained in our Worthy Community Bond Investor Agreement which limits the purchasers ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

Purchasers of Worthy Community Bonds in our Offering, unless they opted-out in accordance with the terms of the Worthy Community Bond Investor Agreement, agreed to be bound by the arbitration, jury waiver and class action waiver provisions contained in Section 13 of our Investor Purchase Agreement, the holders of Worthy Community Bonds and the Company agreed to (i) resolve disputes of the holders of Worthy Community Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. If an investor opted out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Florida, we believe that the arbitration provision in the Worthy Community Bond Investor Agreement is enforceable under federal law and the laws of the State of Florida. Although holders of Worthy Community Bonds will be subject to the arbitration provisions of the Worthy Community Bond Investor Agreement, the arbitration provisions do not preclude holders of Worthy Community Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE WORTHY COMMUNITY BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY COMMUNITY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WORTHY COMMUNITY BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The Worthy Community Bond Investor Agreement provides that, to the extent permitted by law, each party to the Worthy Community Bond Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Worthy Community Bonds or the Worthy Community Bond Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Worthy Community Bonds will be subject to these provisions of the Worthy Community Bond Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE WORTHY COMMUNITY BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY COMMUNITY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WORTHY COMMUNITY BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opted out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

Purchasers of Worthy Community Bonds are bound by the fee-shifting provision contained in our Bylaws, which may discourage you to pursue actions against us.

Section 7.40 of our Bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.”

In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY COMMUNITY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report.

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Background and Overview

We implemented our business model through our wholly owned subsidiary Worthy Lending III. Our business model is centered around providing loans for small businesses including loans to manufacturers, wholesalers, and retailers primarily secured by inventory, accounts receivable and/or equipment, purchase order financing and real estate, provided the amount and nature of such activities does not cause us to lose our exemption from regulations as an investment company pursuant to 40 Act.

A summary of the Company’s loan portfolio as of December 31, 2024, disaggregated by class of financing receivable, are as follows:

	Purchase Order / Trade Financing Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total

Outstanding December 31, 2024

Loans	$4,200,952	$4,200,952

Allowance for loan losses	$(4,200,952)	$(4,200,952)

Total Loans, net	$-	$-

Percentage of total outstanding loans receivable	100%

Percentage of total outstanding Mortgage loans receivable	N/A

A summary of the Company’s loan portfolio as of December 31, 2023, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Purchase Order / Trade Financing Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding December 31, 2023

Loans	$-	$4,200,952	$4,200,952	$1,090,000

Allowance for loan losses	$-	$(4,200,952)	$(4,200,952)	$(15,800)

Total Loans, net	$-	$-	$-	$1,074,200

Percentage of total outstanding loans receivable	-	100%		N/A

Percentage of total outstanding Mortgage loans receivable	N/A	N/A		100%

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History and Recent Developments

We were incorporated under the laws of the State of Florida on June 30, 2020. On June 30, 2020, we issued 100 shares of our $0.001 per share par value common stock to WFI in exchange for $5,000. WFI is the sole shareholder of the Company’s common stock. Our wholly owned subsidiary Worthy Lending III was organized under the laws of the State of Delaware in June 2020.

On June 30, 2020 we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

On September 29, 2020, the Company commenced the Offering of $50 million aggregate principal amount of Worthy Community Bonds under the Company’s qualified Offering Statement (File No. 024-11279). On February 26, 2021, the Company completed the Offering. From September 29, 2020 through February 26, 2021, the Company sold approximately $50 million aggregate principal amount of Worthy Community Bonds to 18,914 investors in the Offering.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $1,751,000 and $1,590,000, respectively, for the year ended December 31, 2024. At December 31, 2024 we had a shareholder’s deficit and accumulated deficit of approximately $11,743,000 and $11,843,000, respectively, and total liabilities exceeded total assets by approximately $11,743,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company has been incurring losses since 2020. In response to the losses incurred in 2020, 2021, 2022 and 2023 the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in the third quarter of 2020, the Company’s loans receivable and investments began to generate significant revenue. Cash on hand was approximately $655,000 at December 31, 2024. This cash was obtained through the sale of our Worthy Bond and the collection of interest and dividends on our outstanding loans and investments. Based on the redemption rates, current cash balances, collectability of loans and the pending potential equity investments, it is possible that Worthy Community Bonds, Inc. will have a pause in redemptions before year end 2025.

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No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that any additional financing can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Results of Operations

Year Ended December 31, 2024

On February 26, 2021, the Company completed the Offering. From September 29, 2020 through February 26, 2021, the Company sold approximately $50 million aggregate principal amount of Worthy Community Bonds to 18,914 investors.

Commencing in October 2020, the Company, through its wholly owned subsidiary Worthy Lending III, began loaning funds directly to borrowers.

Operating Revenue

Operating revenue primarily includes interest on loans receivable of $14,737 for the year ended December 31, 2024 as compared to $574,696 for the year ended December 31, 2023. The decrease of $559,959 is due to the decreasing and volatile outstanding gross loan balance. This balance reached its peak of approximately $23,000,000 in May of 2021, down to approximately $12,000,000 in December of 2021 and back to up to $16,000,000 in December of 2022. In 2024, the balance decreased to approximately $4,200,000.

Cost of Revenue

Cost of revenue consists of interest expense on bonds of $1,053,372 and $1,166,785 and our (benefit) / provision for loan losses of ($15,965) and ($258,478) for the years ended December 31, 2024 and 2023, respectively. The decrease of $113,413 of interest expense on bonds was due to the decrease in bonds outstanding at December 31, 2024 as compared to December 31, 2023. The increase of $242,513 of our (benefit)/provision for loan losses was due to the loan loss allowance decrease on outstanding loans at December 31, 2024 as compared to December 31, 2023.

Operating Expenses

Operating expenses consists of general and administrative expenses of $454,105 and $483,533, compensation and related expenses of $465,609 and $496,604 and sales and marketing expenses of $0 and $1,350 for the years ended December 31, 2024 and 2023, respectively. General and administrative expenses decreased $29,428, compensation and related expenses decreased $30,995 and sales and marketing decreased $1,350 at December 31, 2024 as compared to December 31, 2023. The decrease in compensation and related expenses and sales and marketing is due to the Company not selling Worthy bonds during the 2024 year and the decreased outstanding loans receivable balance.

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Other Income (Expense)

For the year ended December 31, 2024, total other income (expense) was $191,803 as compared to ($102,456) for the year ended December 31, 2023. This change of $294,259 was due to a decrease in realized losses of $253,825 and an increase in interest income and dividends on investments of $40,434.

We are unable at this time to quantify any expected increases in our operating expenses. Until such time as we begin generating significant revenues, we expect to continue to report net losses.

Liquidity and capital resources

At December 31, 2024, we had total shareholder’s deficit of approximately $11,743,000. At December 31, 2024 we had cash on hand of approximately $655,000 and total liabilities exceeded total assets by approximately $11,743,000. We do not have any external sources of capital.

We raised approximately $50 million in our Offering.

Our consolidated shareholders’ deficit and accumulated deficit are the result of initial and early-stage operating sales of bonds (a liability) at a more rapid pace than the proceeds from the sale of bonds could be effectively invested in income generating loans and investments. The combination of interest payable on the bonds and operating expenses initially generate working capital deficit. In the fourth quarter of 2020, the Company’s loans receivable and investments began to generate significant revenue.

Year Ended December 31, 2024

Summary of cash flows

Year Ended December 31, 2024
Net cash used in operating activities	$(1,589,672)
Net cash provided by investing activities	$4,649,048
Net cash used in financing activities	$(3,847,863)

In the year ended December 31, 2024, net cash used in operating activities was used primarily to fund our losses. Net cash provided by investing activities in the year ended December 31, 2024 represent loan receivable paydowns made together with the purchase and sale of investment securities. Net cash used in financing activities is primarily the result of bond redemptions.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of December 31, 2024.

Income Taxes

Worthy Community Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

For the year ended December 31, 2024 and 2023, the income tax provision for current taxes were $0.

Significant Accounting Policies

Our significant accounting policies are fully described in Note 3 to our consolidated financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from related parties, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

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Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Investments

On June 30, 2020 (inception) the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities available for sale are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Debt securities held to maturity are carried at amortized cost and unrealized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis.

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations and comprehensive loss if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that may require periodic interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates. Included in loans held for investment are direct loans and loans obtained through originators.

Accrued Interest Receivable

In accordance with ASC 326-20-30-5A, the Company includes, in the reserve for loans receivable, an amount attributed to accrued interest receivable.

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In accordance with ASC 326-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine there are no expected credit losses in certain circumstances. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through loan interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan origination fee income and collateral management fee income over the terms of the underlying loans. Loan origination fees and collateral management fees are reflected as loan fees in our consolidated statements of operations and comprehensive loss.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

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We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is included in other income (expense) in the statements of operations and comprehensive loss.

Allocation of Expenses Incurred by Affiliate on Behalf of the Company

During 2024 and 2023, costs incurred by our sister company Worthy Management, Inc. (WM) have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

Management believes that the consolidated statements of operations and comprehensive loss include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

Item 3.	Directors and Officers.

Directors and Executive Officers

The following table provides information on our current executive officers and directors:

Name	Age	Positions

Sally Outlaw	62	President, Chief Executive Officer and director
Alan Jacobs	83	Executive Vice President, Chief Operating Officer and director
Jungkun (“Jang”) Centofanti	57	Senior Vice President, Chief Administrative Officer and Secretary

Sally Outlaw has served as our President, Chief Executive Officer and a member of our Board of Directors since our inception on June 30, 2020. She also serves as an Officer or Director of WFI and each of its subsidiaries, where she engages in defining long term strategy, product development and implementing the company vision. She also engages in product development, customer acquisition and managing the team. From October 2010 to December 2015 she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw was also president and CEO of Peerbackers Advisory LLC, formerly an inactive SEC-registered investment advisor and a wholly owned subsidiary of WFI. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984 and held a Series 65 license as a Registered Investment Advisor. Ms. Outlaw brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

Alan Jacobs has served as our Executive Vice President, Chief Operating Officer and a member of our Board of Directors since inception on June 30, 2020. Since 2016, he has served as an Officer or Director of WFI and each of its subsidiaries. Mr. Jacobs has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University Law School in 1966. Mr. Jacobs brings knowledge and experience in the financial industry, which we believe will be of great value to our Company,

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Jungkun (“Jang”) Centofanti has served as our Senior Vice President, Chief Administrative Officer and Secretary since inception on June 30, 2020. She also serves as an Officer or Director of WFI and each of its subsidiaries Ms. Centofanti has more than 25 years of operational and management experience, which we believe will be of great value to our Company. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

Family Relationships

None.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Conflicts of Interest

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Peer, Worthy Peer II, Worthy Management, Worthy Property Bonds and Worthy Property Bonds 2, Accordingly, its executive officers and directors have fiduciary obligations to a number of entities;

●	Worthy Peer’s and Worthy Peer II’s business is similar to ours and we may be competing for borrowers with them;

●	our executive officers and directors are also executive officers and directors of Worthy Management, Worthy Peer, Worthy Peer II, Worthy Community II, Worthy Property Bonds and Worthy Property Bonds 2, and they do not devote all of their time and efforts to our company; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management.

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There are no assurances that any conflicts which may arise will be resolved in our favor. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

Compensation of Directors and Executive Officers

Our directors and executive officers will not be separately compensated by us. As described earlier in in this 1-K under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. This monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

Item 4.	Security Ownership of Management and Certain Security holders.

At December 31, 2024, the Company had 100 shares of our common stock issued and outstanding which are held by WFI. The following table sets forth information regarding the beneficial ownership of WFI’s common stock by:

●	each person known by us to be the beneficial owner of more than 5% of its common stock;

●	each of its directors;

●	each of its named executive officers; and

●	WFI’s named executive officers and directors as a group.

31

As of March 27, 2025, there are 2,397,555 shares of WFI’s common stock issued and outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o the Company at One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on that date and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw (1)	929,652	38.8%
Alan Jacobs (2)	401,200	16.7%
Jungkun (“Jang”) Centofanti (3)	182,902	7.6%
Todd Lazenby (4)(6)	35,000	1.5%
Dara Albright (5)(6)	43,333	1.8%
All WFI officers and directors as a group (five persons) (1)(2)(3)(4)(5)(6)	1,592,087	66.4%
Pohlman Living Trust (7)	200,000	8.3%
Jack W. Richards and Susan Richards	380,712	15.9%

(1)	Includes 60,000 shares issuable upon the exercise of vested stock options.

(2)	Includes 60,000 shares issuable upon the exercise of vested stock options.

(3)	Includes 141,302 shares issuable upon the exercise of vested stock options.

(4)	Includes 15,000 shares issuable upon the exercise of vested stock options.

(5)	Includes 23,333 shares issuable upon the exercise of vested stock options.

(6)	Non-executive member of WFI’s Board of Directors.

(7)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

Item 5.	Interest of Management and Others in Certain Transactions.

On June 30, 2020, we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. The Management Services Agreement is deemed operative beginning on January 1, 2020 and is described earlier in this 1-K. The terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, which are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

The reimbursement amount under the Management Services Agreement, is equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. The amount of this monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

There will be no management service or other fees under the Management Services Agreement.

On July 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. In September of 2021 the Company amended the agreement, including making it a written agreement. The amendment changes the payment terms to $4 per registered user per year.

Item 6.	Other Information.

None.

32

Item 7.	Financial Statements.

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of

Worthy Community Bonds, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Community Bonds, Inc. and Subsidiary (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholder’s deficit, and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the consolidated results of its operations and comprehensive loss and its cash flows for the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the consolidated financial statements, the Company had a net loss of approximately $1,751,000 for the year ended December 31, 2024. The Company also had a shareholder’s deficit and an accumulated deficit of approximately $11,743,000 and $11,843,000, respectively, at December 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary entities McNamara and Associates, LLC (referred together as “AD LLC”) and AbitOs Advisors, LLC (“AbitOs Advisors”), provide professional services. AD LLC and AbitOs Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AbitOs Advisors provides tax and business consulting services to their clients. AbitOs Advisors, and its subsidiary entities are not licensed CPA firms.

F-1

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there are no critical audit matters.

We have served as the Company’s auditor since 2022.

Coral Springs, Florida

April 4, 2025

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary entities McNamara and Associates, LLC (referred together as “AD LLC”) and AbitOs Advisors, LLC (“AbitOs Advisors”), provide professional services. AD LLC and AbitOs Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AbitOs Advisors provides tax and business consulting services to their clients. AbitOs Advisors, and its subsidiary entities are not licensed CPA firms.

F-2

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	As of
	December 31, 2024	December 31, 2023
ASSETS

Assets
Cash	$655,448	$1,443,935
Loans receivable held for investment, net of $4,200,952 and $4,200,952 reserve at December 31, 2024 and 2023, respectively	-	-
Interest receivable net of $81,510 and $81,675 reserve at December 31, 2024 and 2023, respectively	-	11,272
Mortgages loans held for investment, net of $0 and $15,800 reserve at December 31, 2024 and 2023, respectively	-	1,074,200
Investments	1,578,083	5,144,444
Due from affiliate	53,132	63,077
Total Assets	$2,286,663	$7,736,928

LIABILITIES AND SHAREHOLDER’S DEFICIT

Liabilities
Bond liabilities	$11,407,229	$15,265,037
Accounts payable	31,041	30,797
Accrued expenses	29,057	29,101
Accrued interest	2,561,978	2,396,771
Total Liabilities	14,029,305	17,721,706

Commitments and contingencies (note 10)

Shareholder’s Deficit
Common Stock, par value $0.001, and 100 shares authorized, and 100 shares issued and outstanding	-	-
Additional paid-in capital	100,000	100,000
Accumulated other comprehensive income	25	7,338
Accumulated deficit	(11,842,667)	(10,092,116)
Total Shareholder’s Deficit	(11,742,642)	(9,984,778)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$2,286,663	$7,736,928

The accompanying notes are an integral part of these consolidated financial statements

F-3

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Consolidated Statements of Operations and Comprehensive Loss

	Year ended December 31, 2024	Year ended December 31, 2023
Operating Revenue
Interest on loans receivable	$14,737	$574,696
Loan fees	30	360

Total operating revenue	14,767	575,056

Cost of Revenue
Interest expense on bonds	1,053,372	1,166,785
Provision (recovery) for loan losses	(15,965)	(258,478)

Total cost of revenue	1,037,407	908,307

Gross loss	(1,022,640)	(333,251)

Operating expenses
General and administrative expenses	454,105	483,533
Compensation and related expenses	465,609	496,604
Sales and marketing	-	1,350

Total operating expenses	919,714	981,487

Other Income (Expense)
Interest income and dividends on Investments	196,762	156,328
Realized losses on investments, net of gains	(4,959)	(258,784)

Total other income (expenses)	191,803	(102,456)

Net Loss	$(1,750,551)	$(1,417,194)

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale debt securities	(7,313)	297,884
Comprehensive loss	$(1,757,864)	$(1,119,310)

Net loss per common share	$(17,505.51)	$(14,171.94)
Weighted average number of shares outstanding	100	100

The accompanying notes are an integral part of these consolidated financial statements

F-4

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholder’s Deficit

For the Years Ended December 31, 2024 and 2023

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total

Balance at December 31, 2022	100	-	100,000	(290,546)	(8,674,922)	(8,865,468)

Unrealized gain on available for sale debt securities	-	-	-	297,884	-	297,884

Net loss	-	-	-	-	(1,417,194)	(1,417,194)

Balance at December 31, 2023	100	$-	$100,000	$7,338	$(10,092,116)	$(9,984,778)

Unrealized loss on available for sale debt securities	-	-	-	(7,313)	-	(7,313)

Net loss	-	-	-	-	(1,750,551)	(1,750,551)

Balance at December 31, 2024	100	$-	$100,000	$25	$(11,842,667)	$(11,742,642)

The accompanying notes are an integral part of these consolidated financial statements

F-5

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Year ended December 31, 2024	Year ended December 31, 2023

Cash flows from operating activities:
Net loss	$(1,750,551)	(1,417,194)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan loss	(15,965)	(258,478)
Changes in working capital items:
Interest receivable	11,437	145,401
Accrued interest	165,207	137,139
Accrued expenses	(44)	28,701
Accounts payable	244	112

Net cash used in operating activities	(1,589,672)	(1,364,319)

Cash flows from investing activities:
Purchase of investments	(690,952)	(5,936,727)
Sale of investments	4,250,000	3,644,649
Loans receivable disbursements	-	(7,421,844)
Loans receivable pay downs	1,090,000	18,102,500

Net cash provided by investing activities	4,649,048	8,388,578

Cash flows from financing activities:
Redemption of bonds	(3,857,808)	(6,746,753)
Advances from (payments to) affiliate	9,945	(51,571)

Net cash used in financing activities	(3,847,863)	(6,798,324)

Net change in cash	(788,487)	225,935

Cash at beginning of year	1,443,935	1,218,000

Cash at end of year	$655,448	$1,443,935

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$888,166	$1,029,646
Cash paid for taxes	-	-

Supplemental Non-Cash Investing and Financing Information

Unrealized gains (losses) on available for sale debt securities	$(7,313)	297,884

The accompanying notes are an integral part of these consolidated financial statements

F-6

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Community Bonds, Inc., a Florida corporation, (the “Company,” “WCB”, “we,” or “us”) was founded in June of 2020. Also, in June 2020, the Company organized Worthy Lending III, LLC, a Delaware limited liability company, (“WL III”) as a wholly owned subsidiary of Worthy Community Bonds, Inc. Through WL III, we make primarily secured loans mainly to small business borrowers. We sold Worthy Bonds in $10.00 increments directly through our Worthy Community Bonds website via computer or the Worthy App, to fund our loans to small business borrowers.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. WFI also owns the technology on the website. This technology is defined as the “Worthy Technology Platform.”

The Company’s year-end is December 31st.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $1,751,000 and $1,590,000, respectively, for the year ended December 31, 2024. At December 31, 2024 we had a shareholder’s deficit and accumulated deficit of approximately $11,743,000 and $11,843,000, respectively, and total liabilities exceeded total assets by approximately $11,743,000. It is probable that redemption requests may exceed available liquidity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. Since 2020, the Company incurred losses. In response to the losses incurred, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $655,000 at December 31, 2024. This cash was obtained primarily through the sale of our Worthy Bonds and from collections of interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, Worthy Lending III, LLC.

All intercompany accounts and transactions have been eliminated in consolidation.

F-7

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, valuation of investments and estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, investments, loans and mortgage loans receivable, interest receivable, accounts payable, accrued expenses, accrued interest and bond liabilities. The carrying amount of these financial instruments approximate fair value due to length of maturity of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

F-8

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Fair value measurements at the end of the reporting period using:

	December 31, 2024	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements:

Available for sale debt securities
Treasury Bills	$1,177,085	$1,177,085	$-	$-
Government Bonds	399,135	399,135	-	-
Asset backed securities	1,863	1,863	-	-
Total available for sale securities	1,578,083	1,578,083	-	-

Total recurring fair value measurements	$1,578,083	$1,578,083	$-	$-

Fair value measurements at the end of the reporting period using:

	December 31, 2023	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements:

Available for sale debt securities
Certificates of Deposit	$250,023	$250,023	$-	$-
Asset Backed Securities	2,374	2,374	-	-
Treasury Bills	4,892,047	4,892,047	-	-
Total available for sale securities	5,144,444	5,144,444	-	-

Total recurring fair value measurements	$5,144,444	$5,144,444	$-	$-

Investments

On June 30, 2020 (inception) the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheets if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities held to maturity are carried at amortized cost and unrealized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statements of operations and comprehensive (loss) income on a specific-identification basis. Unrealized gains and losses on debt securities that are available for sale are reported in Other Comprehensive Income until realized.

As a result of the amendments in ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the impairment model is no longer based on an impairment being other-than-temporary. We regularly review investment securities for impairment. For debt securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate qualitative criteria, such as the financial health of and specific prospects for the issuer, to determine whether we do not expect to recover the amortized cost basis of the security.

F-9

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Loans Receivable Held for Investment

Loans held for investment consist of term loans that may require periodic interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for credit losses estimated as of the consolidated balance sheets dates. Included in loans held for investment are direct loans and loans obtained through originators.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage on the real estate, which is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 8.5% and 10.5% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheets dates.

Accrued Interest Receivable

In accordance with ASC 326-20-30-5A, the Company includes, in the allowance for loan losses, an amount attributed to accrued interest receivable.

In accordance with ASC 326-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan fees are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred to be recognized as loan fees over the term of the loan. Direct loan origination costs include, but are not limited to, costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan. During the year ended December 31, 2024, the Company had minimal loan origination fees.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine there are no expected credit losses in certain circumstances. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

F-10

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment. When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through loan interest earned, and to a much lesser extent loan origination fees.

For term loans, we recognize interest income, and to a much lesser extent loan origination fee income over the terms of the underlying loans. Loan origination fees are reflected as loan fees in our consolidated statements of operations and comprehensive loss.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is included in other income (expense) in the statements of operations and comprehensive loss.

Allocation of expenses Incurred by Affiliate on Behalf of the Company

During 2024 and 2023, costs incurred by our sister company Worthy Management, Inc. (WM) have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the estimated percentage of employee time expended on the Company’s business as compared to total employee time using various metrics. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

The Company allocates monthly Worthy Management expenses among the Worthy Financial subsidiaries based on the “value” of such expenses to each subsidiary. The Company’s primary expense is payroll. All employees spend some time each month on each subsidiary. The amount of time for each employee depends on the business and financial condition of each subsidiary and its operating status, and the status of the loan portfolio including liquidation of assets to fund redemption requests. The Company uses various metrics to estimate employee time including, but not limited to, the amount of assets in each issuer, the number of bonds outstanding, and the number of bondholders, all of which relate to technology and customer support expenses.

Management believes that the consolidated statements of operations and comprehensive loss include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

F-11

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is included with its parent company (Worthy Financial Inc.) consolidated tax return. The parent company consolidated tax returns for the years 2021, 2022, 2023 & 2024 remain open for audit by the IRS.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at December 31, 2024 and 2023.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

Segment reporting policy

In November 2023, the FASB issued Accounting Standards Update 2023-07 – Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures. The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASU 2023-07 for the annual period ending December 31, 2024.

The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”) and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Secured Lending. The Company’s operations include making loans and collecting interest, all of which are managed centrally.

The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheet as securities held at fair value or at original cost basis. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost.

F-12

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The Company typically invests with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, corporate structured notes, structured bank notes, certificates of deposit, asset backed securities, and U.S. treasury securities are intended to mitigate risk and minimize potential risk of principal loss. The Company’s investment policy aims to limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments. The Company also owns debt securities linked to an underlying security or index, which pay interest, typically between 5% and 8%. The Company holds certain non-marketable investments accounted for at cost. The REIT investment is in a multi-housing equity REIT, formed to originate, invest in, and manage a diversified portfolio primarily consisting of investments in multi-housing within the continental U.S. in the areas of student housing, multi-housing, conventional apartments, and senior living (both existing and new development projects).

During the year ended December 31, 2024, the Company had unrealized losses of ($7,313) included in other comprehensive income and ($4,959) of realized losses included in other income (expenses). During the year ended December 31, 2023, the Company had unrealized gains of $297,884 included in other comprehensive income and ($258,784) of realized losses included in other income (losses).

The following is a breakdown of the investments as of December 31, 2024:

	Cost	Unrealized Gain (Loss)	Fair Value	Percentage of Total
Available for Sale - Debt Securities -
Treasury Bills	$1,176,275	$810	$1,177,085	75%
Government Bonds	399,795	(660)	399,135	25%
Asset Backed Securities	1,988	(125)	1,863	0%
Total Investments	$1,578,058	25	$1,578,083	100%

The following is a breakdown of the investments as of December 31, 2023:

	Cost	Unrealized Gain (Loss)	Fair Value	Percentage of Total
Available for Sale - Debt Securities -
Certificates of Deposit	$249,865	$158	$250,023	5%
Asset Backed Securities	2,475	(101)	2,374	0%
Treasury Bills	4,884,766	7,281	4,892,047	95%
Total Investments	$5,137,106	7,338	$5,144,444	100%

F-13

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 6. LOANS RECEIVABLE HELD FOR INVESTMENT

Loans Receivable

Commencing in October of 2020, the Company, through its wholly owned subsidiary WL III, began loaning funds directly to borrowers and through originators, with small business borrowers based in the United States. In fiscal year 2023, the loans paid interest at varying rates, at approximately 10% annually, where as it ranged from 9.5% to 18%, annually, in the prior year. The term of the loans generally range six months to two years, with no prepayment penalty and generally pay interest only, until maturity when the principal is due. The loans are secured by the assets of the borrowers. These loans were funded by our bond sales. The Company entered into an amendment and forbearance agreement with one of its borrowers, as of December 31, 2021. This borrower’s loan balance was $4,200,952 and the allowance on this loan was $4,200,952 at December 31, 2024 and 2023. The amendment and forbearance agreement provides for the Company to not declare an event of default, as the borrower missed payments, prior to the amended agreement. The agreement also provides that the Company receives principal pay downs of approximately $29,000 per week, on a scheduled basis, that we receive interest payments. As of December 31, 2024, the borrower is not in compliance with the terms of the amendment and forbearance agreement and the Company is in litigation with this borrower. In November of 2022, the Company filed for action pursuant to confession of judgement of the guarantor. In December of 2022, the Company filed a proof of claim pursuant to Chapter 7 bankruptcy filed by the borrower. The Company has accounted for this loan as past due at December 31, 2024 and 2023. As of December 31, 2024, the litigation is ongoing.

F-14

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

A summary of the Company’s loan portfolio as of December 31, 2024, disaggregated by class of financing receivable, are as follows:

	Purchase Order / Trade Financing Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total

Outstanding December 31, 2024

Loans	$4,200,952	$4,200,952

Allowance for loan losses	$(4,200,952)	$(4,200,952)

Total Loans, net	$-	$-

Percentage of total outstanding loans receivable	100%

A summary of the Company’s loan portfolio as of December 31, 2023, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Purchase Order / Trade Financing Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding December 31, 2023

Loans	$-	$4,200,952	$4,200,952	$1,090,000

Allowance for loan losses	$-	$(4,200,952)	$(4,200,952)	$(15,800)

Total Loans, net	$-	$-	$-	$1,074,200

Percentage of total outstanding loans receivable	-	100%		N/A

The beginning balance of our loan loss reserve at December 31, 2023, was $4,298,427, the December 31, 2024 provision (recovery) for expected losses was ($15,965) and the ending balance at December 31, 2024 is $4,282,462, which includes $4,200,952 of loan receivable reserve, $0 of mortgage receivable reserve and $81,510 of interest receivable reserve.

The beginning balance of our loan loss reserve at December 31, 2022, was $4,556,905, the December 31, 2023 provision (recovery) for expected losses was ($258,478) and the ending balance at December 31, 2023 is $4,298,427, which includes $4,200,952 of loan receivable reserve, $15,800 of mortgage receivable reserve and $81,675 of interest receivable reserve.

F-15

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Our past due loans receivable totaled $4,200,952 at December 31, 2024 and 2023 and consisted of one loan and the Company has reserved $4,200,952 for this loan in the loan loss provision.

At December 31, 2024, the Company had 1 loan receivable past due and on non-accrual status, which were past due by more than 90 days. This loans has a principal balance of $4,200,952 and accrued interest receivable balance of $81,510 at December 31, 2024. We received and recorded $0 of interest income on this loan during the year ended December 31, 2024. The reserve for loan loss on these loans is $4,200,952 and $81,510 for the accrued interest receivable at December 31, 2024.

At December 31, 2023, the Company had 1 loan receivable past due and on non-accrual status, which were past due by more than 90 days. This loan has a principal balance of $4,200,952 and accrued interest receivable balance of $81,510 at December 31, 2023. We received and recorded $0 of interest income on this loan during the year ended December 31, 2023. The reserve for loan loss on these loans is $4,200,952 and $81,510 for the accrued interest receivable at December 31, 2023.

The following is an aging analysis of past due loans receivable at December 31, 2024 and 2023:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by accounts receivable	$-	$-	$-	$4,200,952	$4,200,952	$4,200,952	-
Total	$-	$-	$-	$4,200,952	$4,200,952	$4,200,952	$-

As of December 31, 2024, future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period Ended December 31,	Amount
2025	$4,200,952
Thereafter	$-
$4,200,952

As of December 31, 2024, there is one loan with a gross balance of $4,200,952, which is required to pay only interest until maturity when the principal is due.

As of December 31, 2023, there were three loans and mortgage loans with a gross balance of $5,290,952, which are required to pay only interest until maturity when the principal is due.

As of December 31, 2024, there were no mortgage loans held for investment.

NOTE 7. DUE TO AFFILIATE

On June 30, 2020 we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. Worthy Management was established in October of 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer Capital, Inc. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provide services to WFI, Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds II, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. including their subsidiaries.

F-16

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The initial term of the Management Services Agreement continued until December 31, 2024, and automatically renews for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

The Company has a receivable from Worthy Management of $53,132 and $63,077 at December 31, 2024 and 2023, respectively.

NOTE 8. BOND LIABILITIES

On September 29, 2020 our Regulation A+ Offering Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5%, 5.5% effective April 2023, 5.75% effective August 2023 and 7% effective November 2023 through January 2026.

During the year ended December 31, 2024 and 2023, the Company sold and redeemed Worthy Bonds. The Bonds are renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has $2,561,978 and $2,396,771 of accrued interest related to these outstanding bonds at December 31, 2024 and 2023, respectively. The Bond liabilities balance at December 31, 2024 and 2023 was $11,407,229 and $15,265,037, respectively. Based on the redemption rates, current cash balances, collectability of loans and the pending potential equity investments, it is possible that Worthy Community Bonds, Inc. will have a pause in redemptions before year end 2025.

A summary of the Company’s bond liabilities activity for the period ended December 31, 2024, is as follows:

Outstanding at December 31, 2023	$15,265,037
Bond issuances	$-
Bond redemptions	$(3,857,808)
Outstanding at December 31, 2024	$11,407,229
Interest expense on bonds	$1,053,372

A summary of the Company’s bond liabilities activity for the period ended December 31, 2023, is as follows:

Outstanding at December 31, 2022	$22,011,790
Bond issuances	$-
Bond redemptions	$(6,746,753)
Outstanding at December 31, 2023	$15,265,037
Interest expense on bonds	$1,166,785

F-17

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 9. INCOME TAXES

For the year ended December 31, 2024 and 2023, the income tax provision for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of net operating loss carryforwards and increases in our loan loss provision.

The components of the net deferred tax assets for the year ended December 31, 2024 and 2023 are as follows:

	Year ended December 31, 2024	Year ended December 31, 2023
Net Operating Loss	$2,053,000	$1,619,000
Loan Loss Reserve	1,053,000	1,057,000
Less: Valuation allowance	(3,106,000)	(2,676,000)
Net deferred tax asset	$-	$-

The net deferred tax assets have been fully offset by a valuation allowance at December 31, 2024 and 2023. The increase in the valuation allowance was $430,000.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the year ended December 31, 2024 and 2023 and the actual tax provisions for the year ended December 31, 2024 and 2023.

	December 31, 2024	December 31, 2023

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At December 31, 2024 and 2023 the Company had Federal net operating loss carry forwards of approximately $8,347,000 and $6,580,000, respectively. The net operating loss carry forward at December 31, 2024 can be carried forward indefinitely subject to annual usage limitations.

F-18

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 10. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

NOTE 11. EQUITY

The Company has authorized 100 shares of common stock.

In June of 2020, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 to WFI. WFI is the sole shareholder of the Company’s common stock.

NOTE 12. RELATED PARTIES

The Company has a management services agreement with an affiliate, see note 7.

On July 1, 2020, the Company entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. In September of 2021 the Company amended the agreement. The amendment changes the terms to $4 per registered user per year and it is now a written agreement. For the year ended December 31, 2024 and 2023, the Company incurred license fees of approximately $116,000 and $118,000, respectively, which is included in general and administrative expenses in the consolidated statements of operations and comprehensive loss, pursuant to this agreement.

NOTE 13. CONCENTRATIONS

The loans receivable gross balance at December 31, 2024 and 2023 of $4,200,952 is due from 1 borrower, of this gross balance 1 borrower constitutes 100% of the total balance.

F-19

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

There were no mortgage loans held for investment at December 31, 2024.

The mortgage loans held for investment gross balance at December 31, 2023 of $1,090,000 is due from two borrowers, of this gross balance one borrower’s balance due is approximately 45% of the total balance and the second borrower represents approximately 55% of the total balance due.

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and investments accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at December 31, 2024 and 2023. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. At December 31, 2024 and 2023, the aggregate balances were in excess of the insurance limits by $259,748 and $767,001 respectively, and therefore, pose some risk since they are not collateralized. The Company has historically not experienced any losses on its cash and investments in relation to FDIC and SIPC insurance limits.

NOTE 14. SUBSEQUENT EVENTS

Worthy Bond redemptions subsequent to December 31, 2024, were approximately $985,000. Bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

The Company has evaluated these consolidated financial statements for subsequent events through April 4, 2025, the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-20

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
2.1	Articles of Incorporation. (Incorporated by reference to Exhibit 2.1 of the company’s Form 1-A filed with the SEC on July 24, 2020).
2.2	Bylaws. (Incorporated by reference to Exhibit 2.2 of the company’s Form 1-A filed with the SEC on July 24, 2020).
3.1	Form of Worthy Community Bond. (Incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the company’s Form 1-A filed with the SEC on August 28, 2020).
4.1	Form of Worthy Community Bond Investor Agreement (for cash). (Incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the company’s Form 1-A filed with the SEC on August 28, 2020).
4.2	Form of Worthy Community Bond Subscription Agreement (for Bond Rewards for Eligible Referrals). (Incorporated by reference to Exhibit 4.2 of Amendment No.1 to the company’s Form 1-A filed with the SEC on August 28, 2020).
4.3	Form of Worthy Community Bond Auto-Invest Program information. (Incorporated by reference to Exhibit 4.2 of the company’s Form 1-A filed with the SEC on July 24, 2020).
6.1	Management Services Agreement dated June 30, 2020, by and between Worthy Management, Inc. and Worthy Community Bonds, Inc. (Incorporated by reference to Exhibit 6.1 of the company’s Form 1-A filed with the SEC on July 24, 2020).

34

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: April 4, 2025	Worthy Community Bonds, Inc.

	By:	/s/ Sally Outlaw
Sally Outlaw
Chief Executive Officer, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Sally Outlaw	Chief Executive Officer, President and director	April 4, 2025
Sally Outlaw	(principal executive officer)

/s/ Alan Jacobs	Director, Executive Vice President and Chief Operating Officer; principal financial and accounting officer	April 4, 2025
Alan Jacobs

/s/ Jungkun (“Jang”) Centofanti	Senior Vice President, Chief Administrative Officer and Secretary	April 4, 2025
Jungkun (“Jang”) Centofanti

35